CONSENT

Reference is made to the technical report entitled "An Updated Mine Plan, Mineral Reserve and Preliminary Economic Assessment of the Inferred Resources," dated October 26, 2017 and with an effective date of May 2, 2017, prepared for Largo Resources Ltd. by GE21 Ltda., which the undersigned prepared or was involved in preparing.

The undersigned hereby consents to the use of their report, and the information derived thereform, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Largo Resources Ltd. being filed with the United States Securities and Exchange Commission, and any amendments thereto.

Dated June 4, 2021.

/s/ Porfírio Cabaleiro Rodriguez
Porfírio Cabaleiro Rodriguez,
BSc. (MEng), MAIG#3708